UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Marin Software Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

IMPORTANT UPDATE ON 2023 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Marin Software Incorporated (the “Company”) convened its 2023 annual meeting of stockholders (the “Annual Meeting”) on May 18, 2023. The chairperson of the Annual Meeting adjourned the Annual Meeting to allow additional time for stockholders to vote on the proposals listed in the Proxy Statement dated April 4, 2023, as set forth below:

1.
Elect two Class I directors of Marin Software Incorporated, each to serve until the 2026 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.
2.
Vote to approve our Amended and Restated 2013 Equity Incentive Plan.
3.
Vote to approve our Amended and Restated 2013 Employee Stock Purchase Plan.
4.
Vote, on a non-binding advisory basis, on the compensation paid by us to our named executive officers for the year ended December 31, 2022.
5.
Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
6.
Transact any other business as may properly come before the meeting or any adjournment or postponement of the Annual Meeting.

The Annual Meeting will reconvene on May 25, 2023 at 9:30 a.m. Pacific Time, as a virtual meeting via our virtual stockholder meeting website at www.virtualshareholdermeeting.com/MRIN2023. There is no change to the record date of March 27, 2023 for the stockholders entitled to vote at the Annual Meeting.

We encourage stockholders who have not yet voted their shares to do so. This will help save us further solicitation costs for the Annual Meeting and ensure that your shares are represented in these decisions. During the period of the adjournment, the Company and its agents, including Alliance Advisors LLC, will continue to solicit proxies from its stockholders with respect to the foregoing proposals. Stockholders who have already voted need not submit another vote unless they wish to change their vote. Votes submitted by telephone or Internet must be received by 11:59 pm Eastern time on May 24, 2023.

If you have questions about the Annual Meeting or how to vote your shares, change a prior vote or revoke a proxy, you should contact our proxy solicitor, Alliance Advisors LLC as follows:

•
Phone (toll free): 800-429-6210.
•
Email: MRIN@allianceadvisors.com.

Please take a moment to vote your shares by using the methods indicated in our proxy statement or on your proxy form.

Sincerely,

Christopher Lien
Chief Executive Officer

San Francisco, California

May 18, 2023